UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 21, 2005

INTERVIDEO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49809	94-3300070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46430 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 651-0888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously reported on a Form 8-K filed on March 14, 2005, InterVideo, Inc. and its wholly-owned subsidiary, InterVideo Digital Technology Corp. (together referred to as “InterVideo”), announced the launch of a tender offer to purchase from 30.1 to 65 percent of the issued shares of Ulead Systems, Inc. (“Ulead”), a leading developer of innovative video, imaging and DVD authoring software. The all-cash tender offer is being made at 30 NT (US$0.98) per share of Ulead common stock. InterVideo currently owns 18.5% of the issued shares of Ulead. InterVideo’s obligation to purchase the shares is subject to certain closing conditions, including the requirement that no material adverse change to the financial condition or business of Ulead have occurred. On March 21, 2005, InterVideo amended its tender offer circular to provide that if less than 30.1 percent of the issued Ulead shares are tendered, InterVideo will not have the option to purchase the tendered shares. The tender offer is scheduled to expire on April 13, 2005.

Upon the successful completion of the tender offer, the transaction will be valued at between US$23 and US$49 million, and InterVideo will own between 50.1 and 85 percent of the outstanding shares of Ulead. These figures include the 18.5 percent of Ulead’s outstanding shares currently owned by InterVideo, the shares to be purchased in the tender offer and an additional 1.5% of Ulead’s shares to be purchased outside of the tender offer.

The summary of the transactions described above is qualified by reference to the tender offer filing and circular, as amended, filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference. In addition, InterVideo has entered into stock purchase and tender agreements with certain individuals and entities, as described in the Form 8-K filed on March 14, 2005.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
2.1	Tender Offer Filing and Tender Offer Circular, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVIDEO, INC.

By:	/s/ RANDALL BAMBROUGH
Randall Bambrough
Chief Financial Officer

Date: March 24, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Tender Offer Filing and Tender Offer Circular, as amended

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